FOR IMMEDIATE RELEASE

Corebridge Financial Elects Hirotaka Inoue to Board of Directors

HOUSTON – April 17, 2026 – Corebridge Financial, Inc. (NYSE: CRBG) today announced that its Board of Directors elected Hirotaka Inoue as a director effective April 21, 2026. Mr. Inoue will serve as a Nippon Life Insurance Company-designated director and will replace Minoru Kimura, who will depart from the Board effective April 20, 2026.

“We are pleased to welcome Hirotaka Inoue to the Corebridge Board,” said Alan Colberg, Chair of the Board of Corebridge Financial. “Hiro brings deep expertise in global insurance regulation, financial risk oversight and monetary policy. His extensive experience working with regulators and policymakers around the world will be a valuable asset to Corebridge.”

Mr. Inoue currently serves as Executive Officer and Head of Regulatory and Market Intelligence, Global Business Planning, at Nippon Life Insurance Company. In this role, he is responsible for monitoring global regulatory developments and advising senior management on strategic implications for Nippon Life’s international insurance operations. Prior to joining Nippon Life, Mr. Inoue held a series of senior leadership roles at the Bank of Japan, including positions spanning monetary policy, financial markets and international financial policy, and was seconded to the Financial Stability Board Secretariat.

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About Corebridge Financial

Corebridge Financial, Inc. makes it possible for more people to take action in their financial lives. With more than $385 billion in assets under management and administration as of December 31, 2025, Corebridge Financial is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com and follow us on LinkedIn.

Contacts
Işıl Müderrisoğlu (Investors): investorrelations@corebridgefinancial.com
Paul Miles (Media): media.contact@corebridgefinancial.com